                                                                   Exhibit 10.36
                              HOROSZIEWICZ-CYTOGEN

                                   AGREEMENT

This Agreement, effective the 20th day of April 1989, between Julius S. Horosziewicz, M.D., DMSc., whose address is Millard Fillmore Hospital, Department of Urology, 3 Gates Circle, Buffalo, New York, 14209, (hereinafter "HOROSZIEWICZ") and Cytogen Corporation, with offices at 600 College Road East, Princeton, New Jersey, 08540, (hereinafter "CYTOGEN").


                                   ARTICLE I

                                   BACKGROUND

1.01 Research conducted by HOROSZIEWICZ has resulted in the discovery of a certain murine monoclonal antibody which detects an antigen associated with human prostatic epithelium and reacts with serum of prostatic cancer patients, and the hybridoma for producing this antibody.

1.02 HOROSZIEWICZ has filed a patent application in the United States Patent and Trademark Office describing and claiming said murine monoclonal antibody and the hybridoma which produces it.

1.03 HOROSZIEWICZ desires to assign said patent application in order to expedite the commercialization of the murine antibody and its use in therapeutic and diagnostic products.
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1.04    Since January, 1987 scientists at CYTOGEN have been collaborating with
HOROSZIEWICZ in evaluating the monoclonal antibody and have determined that it has potential commercial value.

1.05 CYTOGEN wishes to take an assignment of said patent application and to plan the commercialization of the monoclonal antibody and HOROSZIEWICZ is willing to assign the patent application to CYTOGEN for that purpose.


                                   ARTICLE II

                                  DEFINITIONS

2.01 "Affiliate" shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with CYTOGEN. Control shall mean (a) in the case of corporate entities, direct or indirect ownership of at least forty percent (40%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least forty percent (40%) of the equity interest with the power to direct the management and policies of such non-corporate entity.

2.02    "Agreement" shall mean this Agreement.

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2.03    "Antibody" shall mean that murine monoclonal antibody to prostatic carcinoma cells designated as 7Ell-C5 antibody which is produced from the corresponding Hybridoma, including its conjugates, derivatives, fragments and covalently and genetically modified structures, including reclones.

2.04 "Assigned Application" shall mean United States Patent Application Serial Number 07/202,869 entitled "Monoclonal Antibodies to a New Antigenic Marker in Epithelial Prostatic Cells and Serum of Prostatic Cancer Patients" filed in the United States Patent and Trademark Office on June 3, 1988 by HOROSZIEWICZ.

2.05    "Effective Date" shall be the date first written above.

2.06    "Field of Use" shall mean any and all in vitro and in vivo uses of
                                              -- -----     -- ----
Product in the diagnosis, prophylaxis and treatment of disease.

2.07 "Hybridoma" shall mean the cell line which is capable of producing the Antibody, and genetically modified derivatives of the cell line, including reclones.

2.08 "Improvements" shall mean any advances in or modifications to Product and Hybridoma which HOROSZIEWICZ develops or acquires during the term of this Agreement including, but not limited to, all scientific data developed by HOROSZIEWICZ during

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his conduct of research sponsored by CYTOGEN as provided in sub-paragraph (iv), paragraph 5.01, Article V hereinbelow.

2.09 "Know-How" shall mean all data, information, technology or special ability on the part of HOROSZIEWICZ relating to the research, development, manufacture, testing or use of Hybridoma or Antibody, which are reasonably related to Product for use in the Field of Use and which are useful in seeking approval from appropriate governmental health authorities to market Product for the diagnosis, prophylaxis and treatment of diseases including all animal, laboratory and human clinical data, technical information, knowledge, inventions, techniques, processes, systems, formulae, results of experimentation, designs, statistics and records pertaining to Hybridoma and Antibody; characterization of Antibody; and all methods of making and using Hybridoma and Antibody in the detection, evaluation, prevention and treatment of any disease or condition, whether conducted for experimental or clinical purposes, owned or controlled by HOROSZIEWICZ.

2.10 "Net Sales" shall mean [Information omitted and filed separately with he Commission under Rule 24b-2.




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                                                  ]

2.11 "Patent Assets" shall mean the Assigned Application, any division, continuation or continuation-in-part of the Assigned Application and any patent which shall issue based on the Assigned Application, division, continuation or continuation-in-part; any

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patent which is a reissue or extension of, or a patent of addition to, any patent issuing from Assigned Application, or any division, continuation or continuation-in-part of Assigned Application; any patent application or patent identified hereinbefore which is hereafter filed or issued in any country of the Territory; and any patent application which is related to or based on any of HOROSZIEWICZ's Know-How developed during the performance of this Agreement,including, but not limited to, the performance of research by HOROSZIEWICZ which shall be sponsored by CYTOGEN as provided in sub-paragraph
(iv), paragraph 5.01, Article V, hereinbelow, and any division, continuation and continuation-in-part of said patent application; and any patent which is a reissue or extension of, or a patent of addition to, any such patent.

2.12 "Payment Product" shall mean and include any Product for use in the Field of Use (i) which is within the scope of a Valid Claim of a Patent Asset; or (ii) whose use is within the scope of a Valid Claim of a Patent Asset; or
(iii) which is manufactured or packaged within the scope of a Valid Claim of a Patent Asset.

2.13 "Product" shall mean any one or more of the following: (a) ascites or culture supernatant fluid which contains Antibody, (b) purified Antibody, (c) chemically, biochemically and genetically modified Antibody, and (d) a composition which incorporates (i) Antibody or (ii) chemically, biochemically,

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genetically, including covalently, modified Antibody in physical admixture with inert or active ingredients.

2.14 "Valid Claim" shall mean and include a claim in an issued patent of a Patent Asset which has not lapsed or become abandoned and which claim has not been declared invalid by an unreversed or unappealable decision or judgment of a court of competent jurisdiction.

2.15    "Territory" shall mean the entire world.


                                  ARTICLE III

                    ASSIGNMENT, WARRANTY AND INDEMNIFICATION

3.01 Attached hereto and made part of this Agreement is an Assignment of Assigned Application dated April 20, 1989, by HOROSZIEWICZ conveying all right, title and interest in and to said Assigned Application and to all inventions and discoveries disclosed in said Assigned Application to CYTOGEN.

3.02 HOROSZIEWICZ warrants and represents that he has full right, title and interest in and to the Assigned Application, Hybridoma, Antibody and Know-How; that he has the power to make the assignment provided for in paragraph 3.01 hereinabove and to enter into this Agreement without burdens, encumbrances, restraints or limitations of any kind which could adversely affect the right and

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

title of CYTOGEN under this Agreement; and that there exist no outstanding written or oral agreements or commitments of any kind inconsistent with this Agreement to which HOROSZIEWICZ is a party.

3.03 HOROSZIEWICZ shall indemnify and hold harmless CYTOGEN against any and all actions, suits, claims, demands, prosecutions, liabilities or judgments that may be brought, instituted or arise against CYTOGEN based on the ownership by CYTOGEN of the Assigned Application and its progeny as defined under "Patent Assets" in Article I hereinabove, Know How and Improvements and the practice by CYTOGEN, or any licensee of CYTOGEN, of the inventions disclosed in the Patent Assets, Know How and Improvements.


                                   ARTICLE IV

                            DELIVERY AND MAINTENANCE

4.01 CYTOGEN acknowledges delivery by HOROSZIEWICZ of samples of Hybridoma and Antibody which, except for the expression by the Hybridoma of retroviral reverse transcriptase, were delivered free of other immunoglobulins and non-immunoglobulin contaminants and possessed the physical and chemical properties stated in the KnowHow which was delivered to CYTOGEN simultaneously with the delivery of Hybridoma and Antibody.

4.02 During the term of this Agreement and at the expense of Cytogen, HOROSZIEWICZ and CYTOGEN shall maintain repositories of

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Hybridoma to ensure a supply of said Hybridoma to CYTOGEN and HOROSZIEWICZ in the event of death or unfavorable modification of either party's supplies of said Hybridoma. The details of said repositories (including quantities, specific clones and sister clones to be maintained) shall be agreed to by the parties in each instance. HOROSZIEWICZ may use the Hybridoma only to perform research for CYTOGEN under this Agreement and for his own private, non-transferrable research; HOROSZIEWICZ may not make the Hybridoma available to any third party.

4.03 HOROSZIEWICZ shall forthwith and from time to time during the term of this Agreement make available to CYTOGEN all Know-How relevant to the production of Antibody from Hybridoma, including prompt notification to CYTOGEN of any data or results which relate to a change in the characteristics or performance of Hybridoma or Antibody.


                                   ARTICLE V

                       CONSIDERATION, GRANT AND PAYMENTS

5.01    In consideration for,

        (i)   The Assignment provided for in paragraph 3.01 hereinabove; and,

        (ii) The delivery of the Hybridoma, Antibody and Know-How; the maintenance of the Hybridoma, and the availability of

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Know-How as provided for in Article IV hereinabove, the right and title to all of which HOROSZIEWICZ hereby grants, assigns and transfers to CYTOGEN; and,

        (iii) The right to possess and use the Hybridoma, Antibody and Know-
How in the Territory; and the right to make, have made, use and sell any and all Payment Products under Patent Assets in the Field of Use throughout the Territory, the right and title to all of which HOROSZIEWICZ hereby grants, assigns and transfers to CYTOGEN; and,

        (iv) Research to be performed by HOROSZIEWICZ in the field of monoclonal antibodies useful in the treatment of prostatic cancer, under the sponsorship of CYTOGEN in accordance with a protocol to be agreed to by the parties and to be made part of this Agreement, and the Improvements and Know-How developed by HOROSZIEWICZ during the course of said research, the right and title to all of which HOROSZIEWICZ hereby grants, assigns and transfers to CYTOGEN;

        CYTOGEN shall pay HOROSZIEWICZ and/or his designee(s) the following compensation:

        (a) The sum of [Information omitted and filed separately with the Commission under Rule 24b-2.] upon the Effective Date of this Agreement, which sum shall be paid directly to Mr. S. Leslie Misrock, 1155 Avenue of the Americas, New

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York, New York 10036, to reimburse Mr. Misrock for his prior sponsorship of
HOROSZIEWICZ's research;

        (b) The sum of [Information omitted and filed separately with the Commission under Rule 24b-2.] said payment to be made directly to HOROSZIEWICZ in four (4) equal quarterly installments of [Information omitted and filed separately with the Commission under Rule 24b-2.], the first payment to be made on a date within thirty (30) days from the Effective Date of this Agreement.

        (c) A payment of [Information omitted and filed separately with the Commission under Rule 24b-2.]

        (d) In the event CYTOGEN licenses Payment Products to a non-affiliated third party and receives a royalty on Net Sales by such non-affiliated third party of such Payment Product, the payments due HOROSZIEWICZ under Section 5.01(c) of this Agreement shall be superceded and the net royalty actually received by CYTOGEN from such third party shall be shared between CYTOGEN and HOROSZIEWICZ as follows: [Information omitted and filed separately with the ommission under Rule 24b-2.




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                         ]

5.02    The payment provided for in sub-paragraph (c) of the paragraph 5.01,
Article V hereinabove due under Patent Assets shall continue until the date of expiration of the last to expire of the Patent Assets in each country, whereupon all further payments to HOROSZIEWICZ on Net sales under sub-paragraph (c), paragraph 5.01, Article V in said country shall cease and no further payments shall be due; provided however, (i) in those countries of the Territory wherein a patent application as defined under "Patent Assets" in paragraph 2.11, Article II hereinabove has been filed but shall not have issued into a corresponding, valid and subsisting patent ten (10) years from the date of first commercialization of a Payment Product in a given country of the Territory then, in that event, no further royalties shall be due and payable to HOROSZIEWICZ effective upon the date of expiration of said ten (10)-year period with respect to each applicable country, and (ii) in those countries wherein an Assigned Application or corresponding patent application has been filed and abandoned, no further royalties shall be due and payable to HOROSZIEWICZ effective upon the date of such abandonment; provided further, in those countries of the Territory wherein a patent application as defined under "Patent Assets" in paragraph 2.11,
Article II hereinabove is pending and one or more of the Payment Products become subject to substantial competition, the payment provided for in sub-paragraph
(c),

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paragraph 5.01, Article V shall be suspended for so long as such competition subsists. Substantial competition, as used herein, is intended to mean the sale by any third party of a Product in excess of One Million Dollars ($1,000,000.00) in each affected country.


                                   ARTICLE VI

                         PAYMENT REMITTANCE AND RECORDS

6.01 Payments based on Net Sales as required under subparagraph (c), paragraph 5.01, Article V to be made by CYTOGEN to HOROSZIEWICZ shall be made in United States Dollars for each calendar quarter and each such payment shall include the payments which shall have accrued during the subject calendar quarter and shall be accompanied by a report setting forth separately the Net Sales of Payment Products sold under Patent Assets during said calendar quarter in each country of the Territory and the calculation of payments payable for such calendar quarter. Payments based on United States sales shall be made within sixty (60) days following the end of each calendar quarter, while payments based on Net Sales outside the United States shall be made within ninety (90) days following the end of each calendar quarter.

6.02 No payments shall be due on sales between CYTOGEN and its Affiliates; between Affiliates, or between CYTOGEN and its licensees.

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6.03    The remittance of payments payable under sub-paragraph (c), paragraph
5.01, Article V on Net Sales of Payment Products outside the United States shall be made to HOROSZIEWICZ at the official rate of exchange of the currency of the country from which the payments are payable (as quoted by the Citibank of New York City) for the last business day of the calendar quarter in which the payments were payable (less any withholding or transfer taxes which are applicable). CYTOGEN shall supply HOROSZIEWIcz with proof of payment of such taxes paid on CYTOGEN's behalf.

6.04 CYTOGEN shall keep and maintain records of sales made pursuant to the rights granted hereunder. Such records shall be open to inspection at any reasonable time during normal business hours within three (3) years after the payment period to which such records relate by an independent Certified Public Accountant (or equivalent in a foreign country) selected and paid for by HOROSZIEWICZ, who shall have the right to examine the records kept pursuant to this Agreement and to report findings of said examination of records to HOROSZIEWICZ insofar as it is necessary to evidence any mistake or underpayment on the part of CYTOGEN.


                                  ARTICLE VII

                                    PATENTS

7.01 CYTOGEN shall have full responsibility for the prosecution of the Assigned Application in the United States Patent

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and Trademark Office, including the payment of expenses, attorney fees related thereto, and maintenance fees.

7.02 The selection of countries outside the United States in which the Assigned Application and its progeny, as defined under "Patent Assets" in
Article I hereinabove shall be filed prior to the expiration of the Convention Date under the Paris Convention in countries outside the United States; the filing thereof, and the expenses relating to the prosecution and maintenance thereof, including attorney fees, annuities and taxes, shall be the responsibility of CYTOGEN. CYTOGEN shall promptly advise HOROSZIEWICZ of its decisions relating to filing in countries outside the United States. In the event HOROSZIEWICZ determines that certain countries of the world outside the United States should be added to the list of those wherein filing of the progeny of Assigned Application has been decided upon by CYTOGEN then, in that event, HOROSZIEWICZ shall be free to effectuate such filing, including payment for subsequent prosecution, maintenance, taxes and annuities, at his own expense. CYTOGEN shall aid HOROSZIEWICZ by providing him with all documents necessary to accomplish such filing.

7.03 CYTOGEN shall have sole responsibility for the selection of patent counsel to file, prosecute and maintain the Patent Assets in all countries of the Territory.

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                                 ARTICLE VIII

                                     CREDIT

8.01    All payments made by CYTOGEN to HOROSZIEWICZ under subparagraphs (a) and
(b), paragraph 5.01, Article V hereinabove and all payments made by CYTOGEN to HOROSZIEWICZ relating to expenses applicable to filing, prosecution, attorney fees, maintenance, taxes and annuities under paragraphs 7.01 and 7.02, Article VII hereinabove, shall be credited against payments due and payable under sub-paragraph (c), paragraph 5.01, Article V and paragraph 6.01, Article Vi hereinabove.


                                   ARTICLE IX

                                  INFRINGEMENT

9.01 In the event CYTOGEN is sued by a third party charging infringement of a patent resulting from the manufacture, use or sale by CYTOGEN of a Payment Product, CYTOGEN shall promptly notify HOROSZIEWICZ and may, at its option and in its sole discretion, discontinue the manufacture, use or sale of a Payment Product in the applicable country. In the event the suit is continued, CYTOGEN shall have the right, during the period in which any such suit is pending, to apply all of its litigation expenses in such suit against the payments due HOROSZIEWICZ under sub-paragraph (c), paragraph 5.01, Article V and paragraph 6.01, Article VI hereinabove.

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9.02    In the event of a judgment in any suit requiring CYTOGEN to (a) pay royalty to (b) grant a sublicense to or (c) enter into a cross-licensing arrangement with a third party, or in the event of a settlement of such suit requiring royalty payments to be made, licenses granted, or cross-licensing entered into, payments due HOROSZIEWICZ under sub-paragraph (c), paragraph 5.01,
Article V hereinabove shall be correspondingly reduced by the amounts due under the requirement of such judgment or under the terms of such settlement; provided however, that such reduction shall not reduce the payments due HOROSZIEWICZ under sub-paragraph (c), paragraph 5.01, Article V to an amount less than one-half (1/2) of the amount which would otherwise be due HOROSZIEWICZ thereunder.

9.03 In the event CYTOGEN shall be compelled by a governmental agency to grant a compulsory license to a third party in any country of the Territory wherein Patent Assets are subsisting, under laws applicable to such country, on terms more favorable than those granted CYTOGEN under this Agreement, including, but not limited to the payments due HOROSZIEWICZ under sub-paragraph (c), paragraph 5.01, Article V and paragraph 6.01, Article VI hereinabove, at a rate lower than those required to be paid by CYTOGEN, then CYTOGEN shall promptly notify HOROSZIEWICZ of such compulsory license and the terms applicable under such compulsory license shall supersede the corresponding terms under this Agreement as at the date on which such compulsory license shall have become effective.

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9.04    Each party shall promptly notify the other party if it becomes aware of any infringement of Patent Assets. CYTOGEN shall have no obligation to HOROSZIEWICZ to initiate litigation or otherwise protect any patent or proprietary right assigned under this Agreement and shall be free to pursue any course of action it elects to take in connection with such acts of infringement by third parties. In the event CYTOGEN decides to initiate or to fully participate in any legal action initiated by a third party to protect its interests, HOROSZIEWICZ shall cooperate with CYTOGEN in such action. If CYTOGEN elects to institute suit against a third party to protect any patent or proprietary rights assigned under this Agreement, all associated costs (including reasonable attorney fees) which have been paid by CYTOGEN shall be offset against any payments due and payable to HOROSZIEWICZ under subparagraph
(c), paragraph 5.01, Article V and paragraph 6.01, Article VI hereinabove.


                                   ARTICLE X

                    COMMERCIAL DEVELOPMENT AND RE-ASSIGNMENT

10.01 CYTOGEN agrees to use reasonable efforts to commercialize the Antibody as soon as reasonably practicable, consistent with its sound and reasonable business practices and judgment. CYTOGEN shall advise HOROSZIEWICZ in writing on an annual basis regarding its efforts toward commercial development of the Antibody. Such progress reports by CYTOGEN shall continue until either (a) the

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Antibody shall have been commercialized by CYTOGEN or (b) CYTOGEN, in its judgment, shall conclude that the marketing and commercialization of the Antibody is impracticable, inadvisable or not feasible, and shall so advise HOROSZIEWICZ in writing.

10.02 In the event that CYTOGEN (a) fails to continue reasonable efforts toward commercial development of the Antibody, or (b) decides against marketing the Antibody as described in paragraph 10.01 of this Article X within five (5) years from the Effective Date of this Agreement, CYTOGEN shall re-assign the Assigned Application and its progeny, as defined in "Patent Assets" under Article I hereinabove to HOROSZIEWICZ and the assignments made to CYTOGEN by HOROSZIEWICZ hereunder shall automatically be converted to non-exclusive license rights. In the event of such automatic conversion, (i) the payment rate provided for in subparagraph (c), paragraph 5.01, Article V hereinabove shall be reduced from [Information omitted and filed separately with the Commission under Rule 24b-2.], which payment shall be payable for the periods of time provided for in paragraph 5.02, Article V hereinabove commencing with the date of such automatic conversion, and (ii) all further responsibility by CYTOGEN under Article VII shall cease.


                                   ARTICLE XI

                              TERM AND TERMINATION

11.01 Unless sooner terminated as herein provided, this Agreement shall continue in full force and effect for the time

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commencing with the Effective Date and continuing (a) as to those countries of the Territory wherein issued and valid patents as defined under "Patent Assets" are subsisting, until the date of expiration of the last such patent in such country, and (b) as to those countries of the Territory wherein the Assigned Application or a corresponding patent application has been filed and (i) is pending, until the date ten (10) years following the date of first commercial sale in the applicable country, for so long as said patent application is pending, or (ii) has been abandoned, until the date of abandonment. Upon the expiration of any of the applicable dates provided for in (a) and (b) of this paragraph 11.01, the payments required under sub-paragraph (c), paragraph 5.01,
Article V shall be fully paid upon such date and, as provided in paragraph 5.02.
Article V hereinabove, no further payments shall be due HOROSZIEWICZ as to the applicable country.


                                  ARTICLE XII

                                 ASSIGNABILITY

12.01 This Agreement is not assignable by either party except with the prior written consent of the other and except that it may be assigned without consent
(i) by HOROSZIEWICZ in whole or in part to a private charitable trust and/or public foundation (qualifying under Section 501(c) (3) of the Internal Revenue
Code) for cancer research, and (ii) by CYTOGEN to the successor of CYTOGEN or to a

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person acquiring all or substantially all of the business and/or assets of
CYTOGEN.


                                  ARTICLE XIII

                                     NOTICE

13.01 Any notice required under this Agreement shall be in writing and shall be considered given one day after such notice, properly addressed and shipped overnight service, is sent by either party to the other. Proper address for notice is as follows:

     if to HOROSZIEWICZ:

          Julius S. Horosziewicz, M.D., DMSC.
          Senior Research Scientist
          Department of Urology
          Millard Fillmore Hospital
          3 Gates Circle
          Buffalo, New York 14209 c/o Ms. Ramena Bober


     with copies to:

          S. Leslie Misrock, Esq-
          Pennie & Edmonds
          1155 Avenue of the Americas
          New York, New York 10036


     if to CYTOGEN:

          Thomas J. McKearn, M.D., PhD.
          Senior Vice President
          Scientific Affairs
          Cytogen Corporation
          201 College Road East
          Princeton, New Jersey 08540

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

     with copies to:

          William J. Ryan, Esq.
          Vice President & General Counsel
          Cytogen Corporation
          600 College Road East
          Princeton, New Jersey 08540


                                  ARTICLE XIV

                                 MISCELLANEOUS

14.01 This Agreement constitutes the entire Agreement between the parties and supersedes all written and oral prior agreements or understandings. No variation or modification of the terms or provisions of this Agreement shall be valid unless in writing and signed by both parties.

14.02 Waiver by CYTOGEN or HOROSZIEWICZ of any single default or breach or succession of defaults or breaches by the other shall not deprive the waiving party of any right to terminate this Agreement arising out of any subsequent breach.

14.03 All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the laws of the State of New York.

14.04 (a) CYTOGEN shall indemnify and hold harmless HOROSZIEWICZ against any and all actions, suits, claims, demands, prosecutions, liabilities or judgments that may be brought,

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instituted or arise against HOROSZIEWICZ based on or arising out of an action by
CYTOGEN under this Agreement relating to the following:

               (i) the use by third parties of Antibody sold or supplied by CYTOGEN;

               (ii) the manufacture, packaging, use, sale, or other distribution of products containing Antibody by CYTOGEN;

               (iii) any representation made or warranty given by CYTOGEN with respect to the Hybridoma or Antibody;

               (iv) the distribution or the use by CYTOGEN of the Hybridoma or Antibody.

          (b) Upon the filing of any suit or claim, HOROSZIEWICZ shall permit CYTOGEN's attorneys, at CYTOGEN's discretion and cost, to handle and control the defense of any such claim or suit, provided that attorneys retained by HOROSZIEWICZ at his own expense shall be permitted to join in any such defense. No party shall settle any such claim or suit without the prior written consent of the other party, which shall not be unreasonably withheld.

          (c) CYTOGEN shall not indemnify or hold harmless HOROSZIEWICZ against any action, suit, claim, demand prosecution,

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liability or judgment that may be brought, instituted or arise against
HOROSZIEWICZ based on or arising out of any negligence or action of HOROSZIEWICZ, including further research on Hybridoma or on Antibody.

          IN WITNESS WHEREOF, HOROSZIEWICZ and CYTOGEN have caused this Agreement to be executed in duplicate; HOROSZIEWICZ personally and CYTOGEN by its duly authorized officer.


/s/  Julius S. Horosziewicz, M.D., D.Msc
----------------------------------------
Julius S. Horosziewicz, M.D., DMSc.



April 20, 1989
----------------------------------------
Date



CYTOGEN CORPORATION



By:/s/  W.J. Ryan
   --------------------

Name:  W.J. Ryan
     ------------------

Title:  Vice President
      -----------------

April 18, 1989
-----------------------
Date

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